Exhibit 99.2

For Information Contact:

Investor Relations

Varian, Inc.

650.213.8000, Ext. 3752

ir@varianinc.com

VARIAN, INC. BOARD AUTHORIZES NEW $100 MILLION STOCK REPURCHASE PROGRAM

PALO ALTO, CA –Varian, Inc. (NasdaqGS: VARI) today announced that its Board of Directors has authorized the repurchase of up to $100 million in shares of its common stock. The repurchase program is effective until December 31, 2008.

“This new share repurchase program is another example of our continued focus on capital allocation management to enhance long-term value for our shareholders,” said G. Edward McClammy, Senior Vice President, Chief Financial Officer and Treasurer. “With the strength of our cash position, balance sheet and cash flow, we have the financial capacity to complete this repurchase authorization and continue our strategy of acquiring businesses that complement our existing product range.”

Stock repurchases under this program may be made in the open market or in private transactions, at times and in amounts that management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price and regulatory requirements.

The Company’s previous $100 million stock repurchase program, which was approved in November 2005 and effective until September 30, 2007, was completed in December 2006. Under that program, the Company repurchased 2,335,597 shares of its common stock. As of December 29, 2006, the Company had 30,226,962 common shares outstanding.

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Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum components, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 3,700 people and operates manufacturing facilities in 13 locations in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2006 sales of $835 million, and its common stock is traded on the NASDAQ Global Select Market under the symbol, “VARI”. Further information is available on the company’s Web site: www.varianinc.com.